Clough Global Opportunities Fund 8-K

Exhibit 99.1

CLOUGH CLOSED-END FUNDS ANNOUNCE RENEWAL OF SHARE REPURCHASE PROGRAMS

Denver, CO - The Boards of Trustees (the "Boards") of the following closed-end funds (the “Funds”) advised by Clough Capital Partners L.P. (the "Advisor" or “Clough Capital”) announced today that each Fund has renewed its share repurchase program under which it may purchase, through June 30, 2025, up to 5% of its outstanding common shares in open market transactions:

–	Clough Global Equity Fund (NYSE MKT: GLQ)

–	Clough Global Opportunities Fund (NYSE MKT: GLO)

–	Clough Global Dividend & Income Fund (NYSE MKT: GLV)

The share repurchase programs were originally approved in June 2023 and are designed to enhance shareholder value by permitting the Funds to purchase their shares when trading at a discount to their net asset value per share. Charles I Clough, Jr., Chairman of the Advisor, commented "Considering that the Funds traded at a premium as recently as September 2022, we are happy to continue the share repurchase program that we’ve actively utilized since implementation in June 2023."

The amount and timing of repurchases will be at the discretion of the Advisor, subject to market conditions and investment considerations. There is no assurance that the Funds will purchase shares at any particular discount levels or in any particular amounts. Any repurchases made under these programs will be made on a national securities exchange at the prevailing market price, subject to exchange requirements and volume, timing and other limitations under federal securities laws. The Funds' repurchase activity will be disclosed in the annual and semi-annual reports to shareholders. The Boards will monitor, on an ongoing basis, the share repurchase programs and continue to consider a range of strategic options to enhance shareholder value in the long-term. Since the June 2023 commencement of the share repurchase programs, GLV, GLQ and GLO have repurchased 255,600, 341,800 and 733,800 shares, respectively.

Certain statements made on behalf of the Funds may be considered forward-looking statements. The Funds’ actual results may differ significantly from those anticipated in any forward-looking statements due to numerous factors, including but not limited to a decline in value in the general markets or the Funds' investments specifically. Neither the Funds nor the Advisor undertake any responsibility to update publicly or revise any forward-looking statement.

Clough Capital Partners L.P.

Clough Capital, which serves as investment adviser to the Funds, is a global multi-strategy alternative asset management firm founded in 1999 that manages over $1.2 billion in assets as of March 31, 2024. Clough Capital employs fundamental research to invest in public and private markets, across various asset classes and manage an array of strategies for its clients. More information is available at www.cloughcapital.com.

An investor should consider the investment objectives, risks, charges and expenses carefully before investing in a Fund. To obtain a Fund’s prospectus, annual report or semi-annual report, which contains this and other information visit www.cloughcefs.com or call (855) 425-6844. Read them carefully before investing.

This press release is not a solicitation to buy or sell fund shares. Each Fund is a closed-end fund, which does not continuously issue shares for sale as open-end mutual funds do. Since the initial public offering, each Fund now trades in the secondary market. Investors wishing to buy or sell shares need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market's value and often trade at a discount to their net asset value, which can increase an investor’s risk of loss. All investments are subject to risk, including the risk of loss.

Inquiries: (855) 425-6844 or cloughclientinquiries@paralel.com.